Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144379, No. 333-130528 and No. 333-68276) of World Fuel Services Corporation of our report dated February 26, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

February 26, 2009